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Exhibit 10.29

February 27, 2001

Dick Rubin
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555

Re: OEM Agreement

Dear Dick,

This letter will outline the proposed OEM arrangement between Ciphergen and Salford Systems. Based on our meeting this morning, we propose that the arrangement take on the attributes similar to a reseller relationship wherein Ciphergen is positioned to both profit as a value added reseller for Salford Systems' product, CART® (and MARS™). And Ciphergen also has the option to market off any positive Industry/media history. Salford Systems has attained in the past 15 years to help reinforce the pedigree of the proposed software offering.

The discount availed to Ciphergen will work on a sliding scale, increasing as the sales volume increases. The following table designates the discount scale based on number of units purchased for resale:

Number of Units	Discount from List
15	[*]
30	[*]
45	[*]
60 and above	[*]

The standard unit shall be a 64 mb CART Pro 4.0 1-5 user site license with a list price of [*] (or like updates to future versions). Should the required units differ from the suggested standard, the discount will be applied based on revenue accumulation, which will mirror the suggested standard units. Ciphergen will resell at manufacturer's suggested list. Salford will notify Ciphergen of price changes 30 days prior to effect. The software is a license for one year, and is subject to [*] annual renewable license fee. The discount passed to Ciphergen for the renewal fees will be determined by the unit summation, but renewals will not add to the unit summation.

Ciphergen will purchase an initial inventory of four copies of CART, which will approximate $[*]. We suggest the purchase of four CART Pro 4.0. 64 mb, 1-5 user site licenses at $[*] each, for a total of $[*]. This amount will be subject to the initial discount of [*] net amount being $[*] and shall apply to the inventory count toward greater discounts. Terms on all purchases shall be net 30 days. It is acknowledged that this initial purchase is constructed to help contribute toward Salford's cost of development of the API.

The API has been developed to date by Salford will be further refined to the specific requirements for Ciphergen by joint development efforts between the two companies. Salford will provide sales and all technical support for the initial 15 sales. Ciphergen will progressively take on most routine tech support (installation and elementary questions commonly answered by Salford's FAQs). Salford will always provide advanced technical support for issues not addressed by published FAQs. Salford reserves the right to add repeating technical questions to its published FAQs.

After placement of the first OEM order, Salford will provide initial training for up to 5 Ciphergen personnel at Salford's offices at no charge. This training will consist of 3 days of coursework normally offered in Salford's intro to CART and Advanced CART courses. Ciphergen will be awarded a flat fee of $[*] for any Salford course sold to its customer(s) at full list.

The above terms and conditions are proposed in anticipation of perfecting a joint agreement between the parties. We look forward to your response.

Best Regards,

Gary Anderson
Account Executive

23 March

Gary Anderson
Salford Systems
8880 Rio San Diego, Suite 1045
San Diego, CA 92108

Dear Gary:

Thank you for your OEM proposal of 27 February 2001 concerning Salford Systems' CART® (and MARS™) program.

Ciphergen Biosystems, Inc. (CBI) is prepared to accept your proposal with the following clarifying terms:

1.	Ciphergen will initially purchase four CART Pro 4.0, 64 mb 1-5 user site license packages per your quotation of 22 March 2001. These packages will include the API and instruction manual changes to rename the product, "Biomarker Classification Analysis Tool™" or B- CAT for short. You can carry through the 4.0 version designation as you see fit. Contact information embedded in the program and manual should reference:
Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, CA 94555
	Tel:	(510) 505-2100
	Fax:	(510) 505-2101
	Email:	support@ciphergen.com
2.
The package will also contain a modification to give an on-screen 60-day warning of the impending license expiration date. The message dialog will instruct users to contact CBI to purchase the license extension. CBI will carry no fiscal responsibility for un-renewed licenses. For any clients whose license expires and, at some later date, wishes to purchase a renewal there will be no penalty fees added to the renewal price.
3.
At this time, CBI is undertaking no commitment to joint development of the API. However, in good faith, we wish to express our interest in working with Salford Systems to improve the application of the package for CBI's customers as packages are placed and customer feedback is registered.

If these terms are agreeable, please sign below and return a copy of this agreement.

We look forward to a mutually beneficial relationship between our companies.

Sincerely yours,

Richard B. Rubin
Director of Marketing
Ciphergen Biosystems, Inc.

Agreed to by:
Signature	Date
Printed Name
Position
Company
[*]	=	CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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  Exhibit 10.29